Exhibit 2.5

FOX SPORTS Trade Mark Licence

Twentieth Century Fox Film Corporation

Fox Sports Australia Pty Limited

Fox Sports Australia Investments Pty Limited

FOX SPORTS Trade Mark Licence

Table of Contents

1.	Definitions and interpretation		1
	1.1	Definitions	1
	1.2	Interpretation	4

2.	Termination of existing licence		5

3.	Licence		5
	3.1	Grant of licence	5
	3.2	Derivative Marks	5
	3.3	Limits on exclusivity	5
	3.4	Territorial restrictions	6
	3.5	Acknowledgement by Licensee	7
	3.6	Goodwill	7
	3.7	Excluded powers	7

4.	Duration		7

5.	Trade Marks Act matters		7
	5.1	Record of Authorised Use	7
	5.2	Applications for registration	7
	5.3	Applications by Licensor	8
	5.4	Licensor to inform Licensee	8
	5.5	Licensor to act promptly	8
	5.6	Costs of application and maintenance	8
	5.7	Licensee to assist Licensor in securing registration	8
	5.8	Defensive Registrations	8

6.	Preservation of the licensed marks		9
	6.1	Protection of title	9
	6.2	Reproduction of Licensed Marks	9
	6.3	Existing approvals	9
	6.4	New approval process	10
	6.5	Licensor variations to Licensed Marks	10
	6.6	Maintenance of registration	10
	6.7	Certification of use	10
	6.8	Fox Trade Mark Licence	10
	6.9	Process for updating Schedule 1	10

7.	Infringement		11
	7.1	Notice of infringement or challenge	11
	7.2	Enforcement Program	11
	7.3	Potential Infringement	12
	If a Potential Infringement is identified:		12
	7.4	Licensee’s Proceeding	12
	7.5	Licensor’s Proceeding	13
	7.6	Confidentiality and privilege	14

Page (i)

FOX SPORTS Trade Mark Licence

8.	Warranties		14
	8.1	Mutual warranty	14
	8.2	Licensor warranties	14
	8.3	Licensee’s warranties	15

9.	Standard of quality and marketing		15
	9.1	Conformity of standards and approval of Materials	15
	9.2	Consultation on marketing	16
	9.3	Device marks	16
	9.4	Compliance with laws and industry standards	16

10.	Dealing with the licensed marks		17
	10.1	Importance of sub-licensing rights	17
	10.2	Grant of sub-licences	17
	10.3	Other sub-licensing	17
	10.4	Sub-licence terms	17
	10.5	Assignment	18
	10.6	Assignment by Licensor	18
	10.7	Security	18

11.	Trade Names		18
	11.1	Corporate names	18
	11.2	Domain Names	18
	11.3	Business names and corporate titles	19
	11.4	Obligations on termination	19

12.	Indemnities		20
	12.1	Licensee’s indemnity	20
	12.2	Licensor’s indemnity	21
	12.3	General provisions relating to indemnities	21

13.	Termination		22
	13.1	Termination for cause	22

14.	Rights on Termination		22
	14.1	Accrued rights	22
	14.2	Cessation of use	22
	14.3	Further consequences of expiry or termination	23
	14.4	Maintenance of Registration	23

15.	No challenge		23

16.	Specific Performance and Injunctive Relief		23

17.	Dispute Resolution		23

18.	No Waiver		24

19.	No Agency or Partnership		24

20.	Notices		24

21.	Severance		26

22.	Entire Agreement		26

23.	Governing Law		26

Page (ii)

FOX SPORTS Trade Mark Licence

24.	Further Assurances	26

25.	Counterparts	26

Schedule 1		27
	Licensed Marks	27

Schedule 2		45
	Trade Mark legend	45

Schedule 3		46
	Guidelines for use of Licensed Marks	46

Page (iii)

FOX SPORTS Trade Mark Licence

Date	2013

Parties

1.	Twentieth Century Fox Film Corporation, a corporation existing under the laws of Delaware of 10201 West Pico Boulevard, Los Angeles, California, 90035, United States of America (the Licensor).

2.	Fox Sports Australia Pty Limited (ACN 065 445 418) of 4 Broadcast Way, Artarmon, NSW 2064, Australia

3.	Fox Sports Australia Investments Pty Limited (ACN 065 420 046) of 4 Broadcast Way, Artarmon, NSW 2064, Australia (Fox Sports Australia and Fox Sports Australia Investments each a Licensee).

Recitals

A	The Licensor is the owner of the Licensed Marks.

B	The Licensee carries on a business which includes within its scope the ownership, operation and distribution of media and other goods and services featuring or associated with sports and sports-related content.

C	The Licensor has agreed to grant the Licensee a licence in respect of the Licensed Marks and the Licensee is to be an authorised user for the purposes of the Act, on the terms and conditions of this Agreement.

It is agreed as follows.

1.	Definitions and interpretation

1.1	Definitions

The following definitions apply unless the context requires otherwise.

Act means the Trade Marks Act 1995 (Cth) and the New Zealand Trade Marks Act 2002.

Affiliate in relation to a person, means a body corporate, joint venture, partnership, unit trust, trust or other business association (each an entity) which Controls, is Controlled by or is under common Control with that person.

Authorised Officer means, for a party, a director or a company secretary of that party or any employee of that party whose title includes either the words “Senior Vice President” or “Chief” and includes a person acting in any of those capacities.

FOX SPORTS Trade Mark Licence

Broadcasting Service has the meaning given to it in the Broadcasting Services Act 1992 (Cth).

Business Day means a day which is not a Saturday, Sunday or a public holiday in Los Angeles or Sydney.

Commencement Date means 28 June 2013.

Content Transaction has the meaning given to it in clause 10.1.

Control means:

(a)	the ability to:

(i)	appoint or remove at least half of the directors of an entity; or

(ii)	control the casting of at least 50% of the maximum number of votes that might be cast at a meeting of an entity which is entitled to direct the business or management of that entity; or

(b)	the holding, directly or indirectly (and whether through one or more interposed entities or through other contractual devices or structures or any combination of such things), of at least half of the effective economic interest in the equity of an entity.

Derivative Marks means:

(a)	the trade marks listed in Schedule 1 Part 2; and

(b)	any other trade mark which incorporates the words “FOX SPORTS” in combination with one or more other words and/or design elements, which trade mark has been authorised by the Licensor pursuant to clause 3.2.

For the avoidance of doubt, Derivative Marks do not include the Fox Marks.

Domain Name means those internet domain names referred to in clause 11.2, which incorporate any of the Licensed Marks.

Fox Marks has the meaning given to it in the Fox Trade Mark licence and, for the avoidance of doubt, excludes the Licensed Marks.

Fox Trade Mark Licence means the trade mark licence agreement made on or about the same date as this Agreement between the Licensor and the Licensee in relation to the Fox Marks.

Insolvency Event means the happening of any of these events to a party:

(a)	an order is made that a body corporate be wound up and the order is not dismissed or discharged within 21 days of being made; or

(b)	a liquidator, provisional liquidator, receiver or manager is appointed in respect of a body corporate and the appointment is not dismissed or withdrawn within 21 days of being made; or

(c)	except to effect a bona fide reconstruction, amalgamation or merger while solvent, a body corporate enters into, or resolves to enter into, a scheme of arrangement, deed of company arrangement or composition with, or assignment for the benefit of, all or any class of its creditors, or it proposes a reorganisation, moratorium or other administration involving any of them; or

FOX SPORTS Trade Mark Licence

(d)	a body corporate stops payment generally to its creditors, ceases to carry on its business or threatens to do any of those things other than for the purposes of a bona fide reconstruction or amalgamation or merger while solvent; or

(e)	a body corporate resolves to wind itself up, or otherwise dissolve itself, or gives notice of intention to do so, except to effect a bona fide reconstruction, amalgamation or merger while solvent or is otherwise wound up or dissolved; or

(f)	a body corporate applies to a court or an administrative body for a suspension of payments to creditors; or

(g)	a body corporate takes any steps to obtain protection or is granted protection from its creditors, under any applicable legislation or an administrator is appointed to a body corporate; or

(h)	a body corporate is or states that it is insolvent; or

(i)	anything analogous or having a substantially similar effect to any of the events specified above happens under the law of any applicable jurisdiction; or

(j)	a body corporate reduces or takes action to reduce its capital in a manner which materially affects its ability to comply with its obligations under this agreement without the written consent of the other party.

Intellectual Property Rights means all registered and unregistered rights in relation to present and future copyright, trade marks, designs, know-how, patents, confidential information, moral rights and all other intellectual property as defined in article 2 of the Convention Establishing the World Intellectual Property Organisation 1967 which may subsist anywhere in the world.

Licensed Goods means those goods intended for commercial sale in respect of which the Licensee has received the Licensor’s approval to use the Licensed Marks.

Licensed Marks means:

(a)	the trade mark “FOX SPORTS”;

(b)	the trade marks listed in Schedule 1 Parts 1A and 1B (and, for avoidance of doubt, includes any such additional trade marks that may be registered or applied for as contemplated by clause 5.2, if any);

(c)	the Derivative Marks; and

(d)	in relation to the trade marks referred to in (a) and (b) above, as registered and/or used by the Licensor as at the Commencement Date, any variations to those trade marks that are made by the Licensor from time to time (whether or not those variations are registered as trade marks).

Register has the meaning given by the Act.

Registrar of Trade Marks has the meaning given by the Act.

FOX SPORTS Trade Mark Licence

Sports Services means:

(a)	the business of owning, operating, producing and distributing content, including statistics, and other services (including via television, online, internet, mobile telecommunications, apps, radio and publishing platforms), primarily featuring sports or sports-related content;

(b)	any services ancillary to and in connection with that business (including the FOX SPORTS VENUES service as at the Commencement Date);

(c)	producing and distributing, other than by way of commercial sale, goods in the nature of promotional and marketing-related items; and

(d)	producing, distributing and supplying any other goods (including Licensed Goods) and services as are approved by the Licensor in writing from time to time.

Territory means Australia and New Zealand.

1.2	Interpretation

Headings are for convenience only and do not affect interpretation. The following rules apply unless the context requires otherwise.

(a)	The singular includes the plural and conversely.

(b)	A gender includes all genders.

(c)	A reference to a person includes a body corporate, an unincorporated body or other entity and conversely.

(d)	A reference to a clause or Schedule is to a clause of or schedule to this Agreement.

(e)	Mentioning anything after includes, including, for example, or similar expressions, does not limit what else might be included.

(f)	A reference to a party to this Agreement or another agreement or document includes the party’s successors, permitted substitutes and permitted assigns.

(g)	A reference to an agreement or document is to the agreement or document as amended, supplemented, varied or replaced from time to time, where applicable in accordance with this Agreement or that other agreement or document.

(h)	A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

(i)	A reference to conduct includes an omission, statement or undertaking, whether or not in writing.

(j)	A reference to dollars or $ means Australian dollars, unless otherwise stated.

(k)	A warranty, representation or obligation given or entered into by more than one person binds them jointly and severally.

FOX SPORTS Trade Mark Licence

2.	Termination of existing licence

The parties agree that, as between them, the existing trademark licence agreement between them dated 29 April, 1996 (as amended) terminates on the Commencement Date.

3.	Licence

3.1	Grant of licence

Subject to clause 3.3, in consideration of the payment of the sum of $10.00 by the Licensee to the Licensor (the receipt of which the Licensor acknowledges) the Licensor grants to the Licensee:

(a)	an exclusive licence to use, and authorise the use of, the Licensed Marks in Australia; and

(b)	a non-exclusive licence to use, and authorise the use of, the Licensed Marks in New Zealand,

in relation to the Sports Services.

3.2	Derivative Marks

(a)	Subject to clause 3.2(b), the licence granted in clause 3.1 includes the licence to use, in the Territory, such additional Derivative Marks as may be authorised by the Licensor from time to time.

(b)	The Licensor takes no responsibility for any use by the Licensee of a third party registered or unregistered trade mark as a component of a Derivative Mark, whether or not the Licensor has authorised that Derivative Mark.

3.3	Limits on exclusivity

(a)	The exclusive licence in clause 3.1(a) does not prevent the Licensor or its Affiliates from:

(i)	operating websites and mobile telephony services (including mobile device apps) and making content available via websites and mobile telephony services (including those operated by third parties) and Licensor dedicated and controlled areas on social media websites such as a Facebook Fan Page or Twitter profile (Licensor Social Media Areas) using a name consisting of or incorporating a Licensed Mark, provided that any such:

(A)	websites and Licensor Social Media Areas are not targeted at individuals in Australia (and the fact that such website(s) and Licensor Social Media Areas may be accessible from within Australia shall not constitute a breach by the Licensor of the territorial restrictions contained herein); and

(B)	mobile telephony services are not targeted at users for reception and viewing on mobile devices in Australia (and the fact that such mobile telephony services may be capable of being received in

FOX SPORTS Trade Mark Licence

Australia by customers who subscribe to the relevant mobile telephony service outside Australia, are ordinarily resident outside Australia and are visiting Australia on a temporary basis shall not constitute a breach by the Licensor of the territorial restrictions contained herein).

(ii)	licensing sports programs and sports-related entertainment (including feature films, news programs and documentaries) under a Licensed Mark, produced by or on behalf of the Licensor or its Affiliates outside Australia, to entities in Australia for distribution in Australia; or

(iii)	using or licensing the Licensed Marks on a multi-national basis in respect of any other goods or services, provided that such goods or services are not targeted at individuals in Australia. The fact that such goods or services may be available for sale or supply in Australia shall not constitute a breach by the Licensor of the territorial restrictions contained herein.

(b)	The licences in clause 3.1 entitle the Licensee to operate websites and mobile telephony services (including mobile device apps), and make content available via websites and mobile telephony services (including those operated by third parties), and Licensee dedicated and controlled areas on social media websites such as a Facebook Fan Page or Twitter Profile (Licensee Social Media Areas) using a name consisting of or incorporating a Licensed Mark, provided that any such:

(i)	websites and Licensee Social Media Areas are directed at users in the Territory (and the fact that such website(s) and areas may be accessible from outside the Territory shall not constitute a breach by the Licensee of the territorial restrictions contained herein); and

(ii)	mobile telephony services are directed at users for reception and viewing on mobile devices in the Territory (and the fact that such mobile telephony services may be capable of being received outside the Territory by customers who subscribe to the relevant mobile telephony service in the Territory, are ordinarily resident within the Territory and are visiting a particular country outside the Territory on a temporary basis shall not constitute a breach by the Licensee of the territorial restrictions contained herein).

3.4	Territorial restrictions

(a)	Except as permitted by clause 3.3, the Licensee is not permitted to use or grant any other person the right to use the Licensed Marks outside the Territory without the prior written consent of the Licensor.

(b)	Except as permitted by clause 3.3, the Licensor is not permitted to use or grant to any other person the right to use the Licensed Marks in Australia without the prior written consent of the Licensee. The Licensee will not unreasonably withhold its consent to use of the Licensed Marks in Australia, outside the scope of the Sports Services, by the Licensor or its Affiliates.

FOX SPORTS Trade Mark Licence

3.5	Acknowledgement by Licensee

Without prejudice to the provisions of the Fox Trade Mark Licence, the Licensee acknowledges that the Licensor or any of its Affiliates carries and may carry on business in the Territory under the Fox Marks and the Licensee releases and discharges the Licensor and any Affiliate of the Licensor from any claim (including objection or opposition) by or liability to the Licensee as a consequence of that business or use, provided that business or use does not bring the Licensed Marks or the Licensee into disrepute.

3.6	Goodwill

(a)	The Licensee acknowledges that all use of the Licensed Marks by the Licensee and its permitted sub-licensees pursuant to this Agreement, including any goodwill resulting from that use, inures and shall inure to the sole benefit of the Licensor.

(b)	The Licensor acknowledges that it acquires no interest in the goodwill associated with the business of the Licensee, which goodwill inures to the sole benefit of the Licensee.

3.7	Excluded powers

Except to the extent expressly granted to the Licensee in this Agreement, the Licensee will have none of the powers conferred on authorised users of trade marks by section 26 of the Act.

4.	Duration

This Agreement is deemed to take effect from the Commencement Date and will continue in force perpetually subject to the rights of termination under clause 13.

5.	Trade Marks Act matters

5.1	Record of Authorised Use

The Licensor and the Licensee or their authorised agents shall apply in writing in the form prescribed by the Act for recordal of the Licensee’s rights and interest in respect of the Licensed Marks on the Register on and after the Commencement Date.

5.2	Applications for registration

(a)	If at any time during the term of this Agreement the Licensee wishes the Licensor to obtain additional trade mark registrations in the Territory for marks which include the word FOX SPORTS including any Derivative Mark, in respect of any goods/services/classes to enhance or protect the business of the Licensee in the Territory it will notify the Licensor in writing.

(b)

If at any time during the term of this Agreement, the Licensor considers that it should obtain additional trade mark registrations in the Territory for trade marks which include the word FOX SPORTS including any Derivative Mark, in respect of any goods/services/classes in order to enhance or protect the business of the

FOX SPORTS Trade Mark Licence

Licensee in the Territory, it will notify the Licensee in writing. If, after consultation, the Licensee agrees with the Licensor, the Licensor will file an application to register the relevant trade mark.

(c)	Subject to clause 9.3, the Licensor will use in consultation with the Licensee all reasonable endeavours to secure such additional registrations referred to in clauses 5.2(a) and (b) above as soon as reasonably practicable.

5.3	Applications by Licensor

The Licensor retains the right to apply for any other additional trade mark registrations as it sees fit, at its cost.

5.4	Licensor to inform Licensee

The Licensor must keep the Licensee informed, as reasonably required in the circumstances, of all matters affecting the progress of trade mark applications made by the Licensor pursuant to clause 5.2.

5.5	Licensor to act promptly

In respect of trade mark applications made by the Licensor pursuant to clause 5.2, the Licensor must ensure that it acts in a timely manner in responding, and consults the Licensee before responding, to any enquiries or directions from the Registrar of Trade Marks (or the New Zealand Commissioner of Trade Marks) and that it takes all reasonable action which both parties consider necessary to ensure acceptance of any such application.

5.6	Costs of application and maintenance

The Licensor shall be responsible for holding and maintaining all trade mark registrations in the Territory in respect of the Licensed Marks, and shall take all steps necessary to maintain and renew those registrations provided that the parties have first discussed and agreed in good faith that it is appropriate for the Licensor to apply for and continue to maintain and/or renew any registrations. The Licensee shall pay all of the Licensor’s reasonable costs, on a solicitor/trade mark attorney and own client basis (including the costs of the solicitors or trade mark attorneys selected and appointed by the Licensor), associated with any applications to register the Licensed Marks and any other trade marks pursuant to clause 5.2 and the renewal of registration of such trade marks which the parties agree should be renewed.

5.7	Licensee to assist Licensor in securing registration

The Licensee must ensure that it provides the Licensor with all information necessary and assists the Licensor, as reasonably required under the circumstances, in connection with applications made to register the Licensed Marks.

5.8	Defensive Registrations

(a)

If any party believes that it would be desirable for the Licensor to file trade mark applications in the Territory (other than applications for Licensed Marks within the fields of use contemplated by this Agreement) in order to protect its rights in the

FOX SPORTS Trade Mark Licence

Licensed Marks (Defensive Registrations) it shall notify the other party in writing. The parties will discuss in good faith whether it is appropriate for the Licensor to apply for such Defensive Registrations and, if so, who should bear the costs associated therewith.

(b)	The Licensor shall be responsible for obtaining and maintaining Defensive Registrations. If Defensive Registrations are applied for at the request of the Licensee (or if the Licensee agrees to bear the costs thereof), the Licensee shall pay all of the Licensor’s reasonable costs, on a solicitor/trade mark attorney and own client basis (including the costs of the solicitors or trade mark attorneys selected and appointed by the Licensor) associated with obtaining and maintaining those Defensive Registrations.

6.	Preservation of the licensed marks

6.1	Protection of title

Licensee acknowledges that the Licensor is and will remain the legal and beneficial owner of the Licensed Marks in the Territory (and elsewhere) and undertakes not to do or cause any thing to be done that may adversely affect the Licensor’s rights in relation to the Licensed Marks or call into question the validity of the Licensor’s rights in relation to the Licensed Marks or the registration of the Licensed Marks. This undertaking survives termination of this Agreement for a further period of three years. The provisions of this clause shall not apply to the marks “FOX” or “fx” and derivatives thereof, which are the subject of the FOX Licence Agreement between the parties.

6.2	Reproduction of Licensed Marks

Without limiting clause 6.1, the Licensee agrees that it will:

(a)	only reproduce and use the Licensed Marks in substantially the same form in which they appear in Schedule 1 or otherwise in a form that has both been approved by the Licensor pursuant to clause 6.3 or 6.4, and that complies with the quality control standards referred to in clause 9.1(a);

(b)	other than where used as part of a Broadcasting Service, including any programming or editorial content, or as otherwise agreed between the Licensor and the Licensee, ensure that, wherever reasonably practicable having regard to space constraints, a trade mark legend in the appropriate form as set out in Schedule 2 appears whenever any of the Licensed Marks are used; and

(c)	only use the Licensed Marks within the guidelines set out in Schedule 3.

6.3	Existing approvals

The Licensor acknowledges that the Licensee does not need to seek the Licensor’s approval in respect of any use of a Licensed Mark that is substantially the same as a use of that Licensed Mark made by the Licensee prior to the date of this Agreement.

FOX SPORTS Trade Mark Licence

6.4	New approval process

(a)	If the Licensee proposes to use a Licensed Mark in a form which is substantially different from the form in which it appears in Schedule 1 or in which it was used prior to the date of this Agreement, it will notify the Licensor in writing no less than 30 days prior to the commencement of that use, seeking approval for that use.

(b)	The Licensor’s approval shall not be unreasonably withheld or delayed.

(c)	If the Licensor has an objection to the varied form of the Licensed Mark, the parties will discuss any differences of opinion in relation to the varied form of the Licensed Marks, and any disputes may be referred to the dispute resolution procedure in clause 17.

(d)	If the Licensor does not respond to a notification under this clause within 10 Business Days of receipt, the Licensor will be deemed to have approved the Licensee’s use of the varied form of the Licensed Mark.

6.5	Licensor variations to Licensed Marks

If, in relation to the FOX SPORTS trade mark and the trade marks listed in Schedule 1 Parts 1A and 1B as registered and/or used by the Licensor as at the Commencement Date, the Licensor makes variations from time to time (each an Amended Mark), the Licensee may use the Amended Mark without seeking the prior approval of the Licensor, provided that it otherwise complies with the terms of this Agreement in respect of its use of the Amended Mark.

6.6	Maintenance of registration

Subject to clauses 5.3 and 5.6, the Licensor will (at the cost of the Licensee on a solicitor/trade mark attorney and own client basis) maintain the registrations of the Licensed Marks by paying any applicable fees and doing any other things necessary to renew the registrations if the parties agree that they should be renewed. The Licensee will provide the Licensor with all documentation and information necessary to renew the registrations.

6.7	Certification of use

From time to time on written request of the Licensor, but not more frequently than once every 2 years, the Licensee shall provide to the Licensor a statutory declaration made by an Authorised Officer of the Licensee, setting out which of the Licensed Marks have been used, and which of the Licensed Marks have not been used, in the preceding 2 years.

6.8	Fox Trade Mark Licence

Nothing in this Agreement shall affect, or be affected by, the provisions of the Fox Trade Mark Licence.

6.9	Process for updating Schedule 1

From time to time, at the request of either party, the parties will execute a variation to this Agreement to add to Schedule 1 any additional Licensed Marks, including:

(a)	new Derivative Marks authorised under clause 3.2;

FOX SPORTS Trade Mark Licence

(b)	new trade mark registrations for Licensed Marks made under clause 5.2;

(c)	trade marks authorised under clause 6.4; and

(d)	Amended Marks under clause 6.5,

which have been incorporated into the scope of this Agreement since its execution or the last variation (as the case may be).

7.	Infringement

7.1	Notice of infringement or challenge

The Licensee will promptly notify the Licensor in writing if it becomes aware of conduct by any third party in the Territory, actual or threatened, in relation to any of the Licensed Marks, which may:

(a)	give rise to an action by the Licensor or the Licensee for registered trade mark infringement, passing off or breach of the Competition and Consumer Act 2010 (Cth) or other fair trading laws (Potential Infringement); or

(b)	challenge, prejudice or detrimentally affect any of the Licensed Marks or adversely affect the interests of the Licensor in the Licensed Marks (Potential Challenge).

7.2	Enforcement Program

(a)	The Licensee must implement an enforcement program in Australia in relation to the Licensed Marks (Enforcement Program), in a form to be settled on a biennial basis in consultation with the Licensor.

(b)	Between 1 January and 1 April every second year, the Licensor will provide the Licensee with details of the Licensor’s global enforcement strategy and program.

(c)	The Licensee will provide to the Licensor on or before 1 May every second year a document setting out details of a proposed Enforcement Program which will be designed to align with the Licensor’s global enforcement strategy and program in relation to the Licensed Marks and will include:

(i)	reporting and consultation processes relating to the detection and notification of Potential Infringements;

(ii)	sending standard form cease and desist letters to infringers, but not the commencement of any civil proceeding (Proceeding);

(iii)	reporting Potential Infringements to relevant authorities with a view to their taking action, including possible criminal proceedings;

(iv)	making domain name complaints for domain names in the .au space; and

(v)	nominating investigators and legal counsel to assist in the enforcement program.

FOX SPORTS Trade Mark Licence

(d)	The Licensor will provide its comments in relation to the proposed Enforcement Program to the Licensor within 30 days of receipt of the document setting out such details.

(e)	The Licensor and the Licensee will use all reasonable endeavours to consult in good faith to settle the Enforcement Program on or before 30 June every second year.

(f)	The Licensee will bear the responsibility and costs of implementing the Enforcement Program.

7.3	Potential Infringement

If a Potential Infringement is identified:

(a)	the Licensor and the Licensee will cooperate promptly and in good faith to consider whether it should be handled within the Enforcement Program or whether it is appropriate to commence any Proceeding;

(b)	if it is handled within the Enforcement Program but not resolved, the Licensor and the Licensee will consult in good faith to consider whether it is appropriate to commence any Proceeding;

(c)	in either case described in (a) and (b), the Licensee will decide promptly whether to commence any Proceeding; and

(d)	as originating from New Zealand, the Licensor may in its absolute discretion decide whether to take any action or to bring any Proceeding.

7.4	Licensee’s Proceeding

If the Licensee decides to commence a Proceeding in relation to a Potential Infringement:

(a)	the Licensee must give the Licensor reasonable written notice of the proposed Proceeding before it is commenced;

(b)	the Licensee may only use solicitors, attorneys or counsel approved for the time being by the Licensor (such approval not to be unreasonably withheld or withdrawn);

(c)	the Licensee must regularly consult with and keep the Licensor informed in relation to all material steps taken and to be taken in the Proceeding and their progress, including in relation to strategy, claims and cross-claims, interlocutory applications, hearings and orders, directions hearings and procedural matters, discovery, witnesses, evidence and proposals for mediation or settlement;

(d)	the Licensor must comply with the Licensee’s reasonable requests for assistance in furtherance of the Proceeding, including as to the joinder of the Licensor as a party and the provision of information, documents and evidence;

(e)	the Licensee must not make any admission of liability, agree to any compromise or settlement or commence or defend any appeal proceedings without the Licensor’s prior written consent;

FOX SPORTS Trade Mark Licence

(f)	subject to clause 7.4(g), the Licensee must pay its own expenses and legal costs and all the reasonable expenses and legal costs of the Licensor associated with the Proceeding;

(g)	if at any time there is in the reasonable opinion of the Licensor a Potential Challenge, the Licensor:

(i)	may take over the conduct of the Proceeding; and

(ii)	if it does so, it must pay its own expenses and costs of the Proceeding incurred after the date that it takes over its conduct;

(h)	the Licensor and the Licensee may each seek to recover their respective expenses and legal costs associated with the Proceeding from any third party and may each retain any such recoveries; and

(i)	subject to clause 7.4(h), the Licensee will be entitled to any amount recovered by or on behalf of the Licensor or the Licensee from any third party as a result of the Proceeding unless the Licensor exercises its discretion to take over the conduct of the Proceeding pursuant to clause 7.4(g), in which case the Licensor and the Licensee will consult in good faith as to how such recoveries should be apportioned taking into account their respective contributions, including financial contributions, to the Proceeding.

7.5	Licensor’s Proceeding

If in the Licensor’s opinion the Licensee does not promptly take reasonable steps to deal with a Potential Infringement identified as originating from Australia, then after reasonable notice to and good faith consultation with the Licensee, the Licensor may take any steps that it considers appropriate to deal with the Potential Infringement, including the commencement of a Proceeding, subject to the following conditions in relation to any Proceeding:

(a)	the Licensor must give the Licensee reasonable written notice of any proposed Proceeding before it is commenced;

(b)	the Licensor must keep the Licensee informed in relation to all material steps taken in the Proceeding;

(c)	the Licensee must cooperate fully with the Licensor and must promptly comply with its requests for assistance in furtherance of the Proceeding, including as to the joinder of the Licensee as a party and the provision of information, documents and evidence;

(d)	the Licensor and the Licensee must each pay their own respective expenses and legal costs associated with the Proceeding;

(e)	the Licensor and the Licensee may each seek to recover their respective costs and expenses associated with the Proceeding from any third party and may each retain any such recoveries; and

(f)	subject to clause 7.5(e), the Licensor will be entitled to any amount recovered by or on behalf of the Licensor or the Licensee from any third party as a result of the action or proceeding.

FOX SPORTS Trade Mark Licence

If the Licensor decides to take any action or to bring a proceeding in relation to a Potential Infringement identified as originating from New Zealand, the above sub-clauses will also apply.

7.6	Confidentiality and privilege

(a)	Subject to contrary agreement or order, the Licensor and the Licensee must keep confidential all information, documents and communications concerning any Potential Infringement, any Potential Challenge and any action taken or proceeding commenced in relation to such matters which pass between them or their respective legal representatives (Confidential Communications), unless they are in the public domain.

(b)	The Licensor and the Licensee acknowledge and agree:

(i)	that they have a common interest in any action taken or proceeding commenced against or by a third party in relation to any Potential Infringement or Potential Challenge; and

(ii)	that, subject to contrary agreement or order, they will each use their best endeavours to preserve and not to waive any privilege that may apply to Confidential Communications.

8.	Warranties

8.1	Mutual warranty

Each party represents, warrants and undertakes that it has the right, power and authority to enter into this Agreement.

8.2	Licensor warranties

The Licensor represents, warrants and undertakes that:

(a)	in respect of the Licensed Marks listed in Schedule 1 Part 1A, it is the registered proprietor or applicant for registration (as applicable);

(b)	all fees and steps necessary for the prosecution, maintenance and renewal of the Licensed Marks listed in Schedule 1 Part 1A have been paid or taken as at the Commencement Date;

(c)	it has the right to grant the licences granted under this Agreement and there is no restriction, encumbrance or other matter preventing the Licensor from granting the licences;

(d)	so far as it is aware, and except in respect of any Derivative Marks which include a third party registered or unregistered trade mark as a component, use of the Licensed Marks in the Territory by the Licensee in accordance with this Agreement will not infringe the trade mark rights of any third party;

FOX SPORTS Trade Mark Licence

(e)	so far as it is aware, use of any Licensed Marks created by Licensor (including any variations made by Licensor under clause 6.5) in the Territory by the Licensee in accordance with this Agreement will not infringe any other Intellectual Property Rights of any third party; and

(f)	so far as it is aware, as at the Commencement Date, there are no existing or threatened oppositions or challenges to the validity of any of the Licensed Marks.

8.3	Licensee’s warranties

The Licensee represents, warrants and undertakes that:

(a)	it will not be in breach of any agreement or arrangement to which it is a party or to which it is subject because of its execution of this Agreement or its performance under it;

(b)	so far as it is aware, there is no restriction, encumbrance or other matter involving the Licensee which would prevent the Licensor from granting the licences on the terms set out in this Agreement;

(c)	so far as it is aware, as at the Commencement Date, there are no existing or threatened oppositions or challenges to the validity of any of the Licensed Marks;

(d)	it will, and it will procure that its permitted sub-licensees and Affiliates will, comply with the terms of this Agreement; and

(e)	it will not, and it will procure that its sub-licensees and Affiliates do not, use the Licensed Marks in any manner that is not authorised by this Agreement.

9.	Standard of quality and marketing

9.1	Conformity of standards and approval of Materials

(a)	The nature and quality of the goods manufactured or supplied and all stationery, advertising and promotional materials relating to the goods and/or services using the Licensed Marks and manufactured or supplied by the Licensee must conform to any quality control standards either notified to the Licensee by the Licensor from time to time or otherwise prepared by the Licensee and approved by the Licensor from time to time. The Licensor shall not impose or vary quality control standards arbitrarily or unreasonably, it being understood and agreed, however, that it shall not be arbitrary or unreasonable for the Licensor to set quality control standards upon reasonable notice to the Licensee which, in the Licensor’s good faith belief, are necessary or appropriate to preserve the goodwill associated with the Licensed Marks and which have no material adverse effect on the Licensee.

(b)	Upon the Licensor’s reasonable request from time to time, the Licensee must submit for the Licensor’s inspection samples of any Licensed Goods and of any marketing and promotional material in relation to any of the Sports Services where such material contains any Licensed Mark.

(c)	If the Licensor, acting reasonably, notifies the Licensee that any sample does not comply with clause 9.1(a), the Licensee must suspend production, distribution and supply of the relevant Licensed Goods and/or marketing and promotional material until the non-compliance is rectified.

(d)	The Licensee must ensure that it operates all of its business operations according to the high standards of quality associated with the prestige and reputation of the Licensed Marks.

FOX SPORTS Trade Mark Licence

9.2	Consultation on marketing

The Licensee will consult where reasonably practicable with the Licensor on its advertising and marketing of the goods and/or the services under or by reference to the Licensed Marks as may be necessary to ensure co-ordination and integration with any advertising and marketing initiatives of the Licensor. The Licensee may from time to time request marketing and branding materials used or authorised for use by the Licensor in relation to other Fox Sports branded channels outside the Territory, where the Licensee wishes to use such materials in the marketing and branding of the FOX SPORTS subscription television channels and other FOX SPORTS programming or content services in accordance with this Agreement. Any use of such materials by the Licensee is subject to the parties’ prior agreement on the costs of the provision and use of such materials.

9.3	Device marks

The Licensee acknowledges that the Licensor and its Affiliates use the “searchlight” and “searchlight with pedestal” devices (the Devices) on a global basis and that it is important for the Licensor to protect the integrity of the Devices. If the Licensee wishes:

(a)	to alter in any material respect the appearance of the Devices contained in any Licensed Marks which it wishes to use; and/or

(b)	to require the Licensor to file additional trade mark applications incorporating material variations of the Devices in any such Licensed Mark,

it must first consult with the Licensor and obtain its written consent to those changes. The Licensor will act reasonably and in good faith in deciding whether to give or withhold its consent, having regard to the commercial interests of the Licensee and the need to protect the integrity of the Devices. The Licensor acknowledges and agrees that it has given its consent to the form and appearance of the Devices in the Licensed Marks as used by the Licensee prior to the date of this Agreement.

9.4	Compliance with laws and industry standards

Licensee must ensure that it complies with all applicable laws and industry standards concerning the Sports Services (including the Licensed Goods), including:

(a)	those concerning advertising, broadcasting, telecommunications, consumer product and health and safety matters; and

(b)	international labour laws and standards, including ensuring that it does not (and that any permitted sub-licensees do not) use child, slave or involuntary prisoner labour or any other form of forced, involuntary or illegal labour or engage in abusive employment or corrupt business practices in respect of such goods or services.

FOX SPORTS Trade Mark Licence

10.	Dealing with the licensed marks

10.1	Importance of sub-licensing rights

The Licensor acknowledges that the Licensee has entered into and/or intends to enter into arrangements with a number of third parties in relation to the transmission or distribution of the FOX SPORTS subscription television channels and other FOX SPORTS programming or content services (Content Transactions), for which it requires the right to sub-license the Licensed Marks. The Licensor also acknowledges that the Licensee may also enter into Content Transactions or similar arrangements in the future, and the ability to sub-license the Licensed Marks is an important factor in the Licensee’s ability to enter into such transactions.

10.2	Grant of sub-licences

The Licensee may sub-license its rights in the Licensed Marks to:

(a)	any person in relation to any of the Licensed Marks for the purpose of merchandising (but only in respect of Licensed Goods); or

(b)	any Affiliate of the Licensee; or

(c)	any entity which distributes or transmits the Licensee’s channels and other content services; or

(d)	any other entity which grants the Licensee the right to transmit sports coverage and other programming on the Licensee’s channels and other content services for the sole purpose of promoting its connection with the Licensee and the Sports Services, provided that:

(i)	any such sub-licence is terminable immediately upon termination of the licence granted under clause 3; and

(ii)	the sub-licensee is bound by quality control provisions which are no less onerous than those which appear in this Agreement (or which are otherwise agreed by the Licensor).

10.3	Other sub-licensing

The Licensee may sub-license any supplier of a channel or content service or of programming forming part of a channel or content service provided or managed by the Licensee with the right to use the Licensed Marks in that channel, content service or programming and in on-air and off-air promotions concerning that channel, content service or programming and provided that the sub-licensee is bound by quality control provisions which are no less onerous than those which appear in this Agreement (or which are otherwise agreed by the Licensor).

10.4	Sub-licence terms

(a)	The Licensee shall ensure that the terms of any sub-licence are on terms which are consistent with and no less onerous than the terms of this Agreement (other than the right to commence infringement proceedings in the name of the Licensor which must not be included in any sub-licence).

(b)	The Licensee will take all reasonable steps to ensure that its sub-licensees comply with all relevant obligations of the Licensee under this Agreement as if references to the Licensee were references to its sub-licensees, and will be liable to the Licensor for any breaches of the terms of this Agreement by its sub-licensees.

FOX SPORTS Trade Mark Licence

10.5	Assignment

Subject to the prior written consent of the Licensor, the Licensee may assign this Agreement (and the benefit of the right to use each of the Licensed Marks) to a bona fide purchaser for value of the business of the Licensee. The parties acknowledge that it may be reasonable for the Licensor to withhold its consent in relation to the assignment of the search light device (with or without the search light pedestal) comprised in the Licensed Marks.

10.6	Assignment by Licensor

The Licensor may assign any of the Licensed Marks, provided it gives prior written notice to the Licensee, and provided that the assignee enters into a written agreement with the Licensee to be bound by the terms of this Agreement.

10.7	Security

The Licensor undertakes that it will not encumber any of the Licensed Marks as security.

11.	Trade Names

11.1	Corporate names

The registration or use of any corporate name or business name incorporating a Derivative Mark or part thereof by the Licensee is subject to the Licensor’s prior written consent. The Licensor hereby consents to the following corporate names and business names incorporating a Derivative Mark or part thereof used by the Licensee as at the Commencement Date: Fox Sports Australia Pty Limited; Fox Sports Venues Pty Limited; Fox Sports Australia Investments Pty Limited, Fox Sports Australia B.V. and Fox Sports Pulse Pty Limited.

11.2	Domain Names

(a)	The Licensor consents to the use and registration by the Licensee and its Affiliates of:

(i)	the Domain Names specified in Schedule 1 Part 3; and

(ii)	the Licensed Marks as or as part of any other Domain Name in the .au top level domain.

(b)	The Licensee may request the Licensor to register domain names in the Territory on a defensive basis (that is, registering domain names containing misspellings or typographical errors that are typically registered by cybersquatters) in order to protect its rights in the Domain Names registered pursuant to sub-clauses (i) to (ii) above. For such defensive domain name registrations:

(i)	the Licensor shall be the administrative contact and the Licensee shall be the technical contact;

FOX SPORTS Trade Mark Licence

(ii)	the Licensee will be responsible for redirecting the relevant Universal Resource Locator (“url”) to another website operated by or on behalf of the Licensee;

(iii)	the Licensee will be solely responsible for the content, service availability and quality of any website connected with the defensive domain name registration (including through redirection of the url);

(iv)	the Licensee shall bear the Licensor’s reasonable costs of registering the defensive domain name; and

(v)	upon termination of this Agreement, the Licensor may redirect the relevant url to any other website of the Licensor’s choosing without notice to or consultation with the Licensee.

(c)	Except as permitted by clause 11.2(a) and (b), use and registration by the Licensee of the Licensed Marks as or as part of domain names (including in the .nz top level domain) is subject to the Licensor’s prior written consent. Where such a domain name includes a word that denotes Australia, the Licensor’s consent shall not be unreasonably withheld or delayed.

11.3	Business names and corporate titles

Except as provided by clause 11.1 or 11.2 (and without prejudice to the provisions of the Fox Trade Mark Licence), the Licensee must not use or apply for corporate name, business name or domain name registration of the Licensed Marks or any part of them including the word “FOX” as part of the business name or corporate title of the Licensee (or of any division or branch of the Licensee) or any of the Licensee’s Affiliates.

11.4	Obligations on termination

Subject to clause 6.8, on the termination of this Agreement, despite any consent previously given, the Licensee must do the following (within two months of termination) in relation to a corporate or business name or Domain Name including the Licensed Marks or part of them:

(a)	cease carrying on business under the corporate or business name and cease using the Domain Name and any deceptively similar name or title; and

(b)	without limiting clause 11.4(a), where a Licensed Mark or any part of a Licensed Mark has been used as or as part of a:

(i)	business name, the Licensee must, in respect of each name, give the Licensor evidence of lodgement of a Notice of Cessation Under Business Name (or equivalent document) under the relevant Act properly executed by or on behalf of the Licensee and by all other persons, if any, in relation to whom the name is registered;

FOX SPORTS Trade Mark Licence

(ii)	corporate title, the Licensee must promptly give the Licensor evidence that:

(A)	an Application for Change of Name of a Company (or equivalent document) has been completed and lodged with the Australian Securities and Investments Commission;

(B)	a new corporate name has been reserved; and

(C)	a special resolution that the name be changed has been passed.

(c)	Without limiting clause 11.4(a), if the Licensee is the registered holder of any Domain Name, the Licensee must give the Licensor evidence that it has applied to the relevant domain name registry to have the Domain Name removed from the register or (if so requested by the Licensor and permitted by the relevant regulations) transferred to the Licensor or an Affiliate thereof.

12.	Indemnities

12.1	Licensee’s indemnity

The Licensee shall indemnify the Licensor against each claim, action, proceeding, judgment, damage, loss, expense or liability incurred or suffered by or brought or made or recovered against the Licensor (including without limitation reasonable legal costs) to the extent arising from:

(a)	the Licensee’s breach of any of its obligations under this Agreement;

(b)	without limiting clause 12.1(a), breach by the Licensee of any of its warranties given under this Agreement;

(c)	any act of fraud or wilful misconduct by or on behalf of the Licensee, its personnel or its permitted sub-licensees in connection with this Agreement;

(d)	any negligent, unlawful or fraudulent act or omission of the Licensee, its personnel or its permitted sub-licensees in connection with this Agreement; or

(e)	any claim by any third party against the Licensor in respect of the Licensee’s exercise of its rights under this Agreement (other than a claim that would constitute a breach by the Licensor of clause 8.2(d) or 8.2(e)), including any claim that:

(i)	the content of any programmes and other content developed, produced or distributed by the Licensee under or by reference to the Licensed Marks (other than content which is sourced from the Licensor or its Affiliates); or

(ii)	the operation of the Sports Services (including in respect of any Licensed Goods); or

(iii)	the distribution platforms utilised by the Licensee in the provision of the Sports Services,

breaches any applicable laws or industry standards, infringe the rights of any person (including any Intellectual Property Rights, moral rights and privacy rights) or are defamatory of any person.

FOX SPORTS Trade Mark Licence

12.2	Licensor’s indemnity

The Licensor shall indemnify the Licensee against each claim, action, proceeding, judgment, damage, loss, expense or liability incurred or suffered by or brought or made or recovered against the Licensee (including without limitation reasonable legal costs) to the extent arising from:

(a)	the Licensor’s breach of any of its obligations under this Agreement;

(b)	without limiting clause 12.2(a), breach by the Licensor of any of its warranties given under this Agreement;

(c)	any act of fraud or wilful misconduct by or on behalf of the Licensor or its personnel in connection with this Agreement; or

(d)	any negligent, unlawful or fraudulent act or omission of the Licensor or its personnel in connection with this Agreement.

12.3	General provisions relating to indemnities

(a)	The indemnities in this clause 12 shall not apply to the extent that the indemnified parties suffer loss as a result of their own negligence, wilful default or breach of the terms of this Agreement.

(b)	Each party (Indemnifying Party) shall be entitled to take over and conduct in the name of the other party (Indemnified Party) the defence or settlement of any claim for which it is indemnified by the Indemnifying Party under this Agreement. Under this Agreement, the Indemnifying Party has the right to investigate any claim for which it has agreed to indemnify Indemnified Party and with Indemnified Party’s consent, settle any claims if Indemnifying Party reasonably believes that it is proper. Indemnifying Party’s duty to defend ends however, if Indemnified Party unreasonably refuses to consent to a settlement which Indemnifying Party recommends. Indemnified Party must then defend the claim at its own expense and negotiate any settlement, and Indemnifying Party’s liability for any settlement or judgment shall be limited to costs of the reasonable settlement for which Indemnifying Party could have settled had Indemnified Party consented.

(c)	As a condition precedent to its right to be indemnified under this Agreement Indemnified Party shall do what is reasonably necessary and practicable to prevent or limit the dissemination of material that is erroneous, false or untrue.

(d)	Indemnified Party shall, as a condition precedent to the right to be indemnified under this Agreement notify the Indemnifying Party in writing as soon as possible of any claim made against the Indemnified Party whether such claim be oral or in writing and shall, upon request give Indemnifying Party such information as Indemnifying Party may reasonably require to investigate the matter so reported.

(e)	Indemnifying Party shall be entitled to claim indemnity or contribution at any time in the name of the Indemnified Party from any party against whom the Indemnifying Party may have such rights.

(f)	Indemnified Party shall not admit any liability, assume any financial obligation or payout any money for or settle any claim which Indemnifying Party is obliged to indemnify Indemnified Party under this Agreement without the prior written consent of Indemnifying Party. If Indemnified Party does, it will be at its own expense.

(g)	Nothing in this Agreement requires Indemnifying Party to indemnify Indemnified Party for or in respect of government-imposed fines, penalties or taxes, or punitive or exemplary damages.

FOX SPORTS Trade Mark Licence

13.	Termination

13.1	Termination for cause

A party may terminate this Agreement (other than clause 11.4 and clause 14) if any of the events listed below occurs and is not remedied within 90 days of notice from the terminating party to the other party:

(a)	an Insolvency Event occurs in relation to the other party; or

(b)	the Licensee ceases to carry on any business in the Territory; or

(c)	the Licensee has not made any use of any of the Licensed Marks (other than immaterial or insubstantial use) for a continuous period of two years.

14.	Rights on Termination

14.1	Accrued rights

Termination of this Agreement will be without prejudice to the rights which either party may have accrued against the other up to the date of termination.

14.2	Cessation of use

After the termination of this Agreement the Licensee will within two months of termination:

(a)	permanently cease to use the Licensed Marks or any marks substantially identical with or deceptively similar to the Licensed Marks (except as otherwise permitted by the Licensor, including under the Fox Trade Mark Licence);

(b)	destroy all goods in the Licensee’s possession or control which bear the Licensed Marks;

(c)	destroy all unused stationery, business cards, advertising material and other materials which bear the Licensed Marks;

(d)	destroy all tools, brands, dies or files used exclusively to reproduce the Licensed Marks;

(e)	if requested by the Licensor, provide the Licensor with a statutory declaration made by an Authorised Officer of each Licensee confirming the destruction of the items referred to in sub-clauses (b), (c) and (d);

(f)	remove or cause to be removed any sign, poster or reference to the Licensed Marks which may exist on the Licensee’s premises, vehicles, or other promotional or display materials; and

(g)	cancel all references to the Licensed Marks on hoardings or other advertisements or in directories or other books of reference.

FOX SPORTS Trade Mark Licence

14.3	Further consequences of expiry or termination

Upon expiry or termination of this Agreement:

(a)	the Licensor may apply to cancel any of the Licensee’s registrations as a user of any of the Licensed Marks and the Licensee consents to these cancellations and, at the Licensor’s request, will execute consents and any other necessary or desirable documents in relation to any applications for cancellation. If the Licensee fails to execute these consents and other documents within fourteen days of a request to do so, then the Licensee irrevocably gives the Licensor, and each of its Authorised Officers, separately, power to execute them on its behalf; and

(b)	the Licensee must not do anything that might lead any person to believe that it is still licensed to use any of the Licensed Marks or is in any way connected with the Licensor.

14.4	Maintenance of Registration

The Licensor may maintain the registrations of the Licensed Marks, at its own cost, after termination of this Agreement.

15.	No challenge

The Licensee must not dispute or challenge the validity or scope of the Licensed Marks or the Licensor’s rights in relation thereto, nor directly or indirectly assist any person to do so. This clause survives termination of this Agreement for a further period of three years.

16.	Specific Performance and Injunctive Relief

Each party acknowledges that damages will not be an adequate remedy for the other party for any breach of this Agreement and that a party is entitled to seek specific performance or injunctive relief as a remedy for any actual or threatened breach, in addition to any other remedies available at law or in equity under or independently of this Agreement.

17.	Dispute Resolution

(a)	No party may commence litigation in relation to a dispute arising under or in connection with this Agreement before:

(i)	that party has issued a notice of dispute to the others; and

(ii)	the dispute resolution procedures set out in this clause 17 have been followed.

(b)	Once a notice of dispute has been issued, the parties must immediately refer the dispute to their respective senior managers to resolve.

FOX SPORTS Trade Mark Licence

(c)	If the respective senior managers cannot resolve the dispute within 5 Business Days of the notice of dispute being issued, they must escalate the dispute by referring it to the Chief Operating Officer of the Licensor’s nominee, Fox Sports Productions, Inc., in the case of the Licensor and the Chief Executive Officer of Fox Sports Australia Pty Limited in the case of the Licensees.

(d)	If the dispute is not resolved within 10 Business Days of its escalation in accordance with clause 17(c), then either party may take such action or proceedings as it sees fit.

(e)	Nothing in this clause 17 shall prevent either party from seeking urgent interlocutory relief.

(f)	If either party commences legal proceedings against the other (whether in a court or by arbitration), all reasonable expenses and legal costs of the successful party in the proceedings (or in any interlocutory matters related to the proceedings) will be borne by the other.

18.	No Waiver

No failure to exercise and no delay in exercising any right, power or remedy under this Agreement will operate as a waiver. A single or partial exercise or waiver of the exercise of any right, power or remedy does not preclude any other or further exercise of that or any other right, power or remedy. A waiver is not valid or binding on the party granting that waiver unless made in writing.

19.	No Agency or Partnership

This Agreement does not constitute any party the agent of another or imply that the parties intend constituting a partnership, joint venture or other form of association in which any party may be liable for the acts or omissions of another. No party by virtue of this Agreement obtains any authority to incur any obligations on behalf of, or to pledge the credit of, any other party.

20.	Notices

Any notice, demand, consent or other communication given or made under this Agreement:

(a)	must be in writing, addressed and delivered to the intended recipient at the respective postal or fax number or email address below or the postal or email addresses or fax number last notified by the intended recipient to the sender after the date of this Agreement:

Licensor	Twentieth Century Fox Film Corporation, Los Angeles

Attention: Senior Vice President,

FOX SPORTS Trade Mark Licence

Intellectual Property

Fax: (310) 969 0544,

Address: P O Box 900, Beverly Hills, California 90213, United States of America

Email: Mei-lan.Stark@fox.com

Licensee	Fox Sports Australia Pty Limited and Fox Sports Australia Investments Pty Ltd

Attention: General Counsel

Fax: +61 2 9776 6383

Address: 4 Broadcast Way, Artarmon NSW 2064

Email: christina.allen@foxsports.com.au

(b)	must be signed by an authorised officer of the sender;

(c)	if sent by email and is in order to serve proceedings on the other party, must be in a form which:

(i)	identifies the sender;

(ii)	is electronically signed by the sender or an authorised officer of the sender; and

(iii)	clearly indicates the subject matter of the notice in the subject heading of the email;

provided that the recipient has not provided written notice to the other parties confirming that it does not wish to receive such notices by email. The parties consent to the method of signature contained in this clause 20(c) and agree that it satisfies the requirements of applicable law for signature on service of notice by email;

(d)	will be taken to have been given:

(i)	(in the case of delivery in person) when delivered, received or left at the above address;

(ii)	(in the case of facsimile transmission) when recorded on the transmission result report unless:

(A)	within 24 hours of that time the recipient informs the sender that the transmission was received in an incomplete or garbled form; or

(B)	the transmission report indicates a faulty or incomplete transmission;

(iii)	(in the case of post) on the seventh day after the date on which the notice is accepted for posting by the relevant postal authority; and

(iv)	(in the case of email delivery) when delivered and on the date of completion of such delivery provided that the sender does not within 12 hours after sending such notice (as recorded on the device from which the sender sent the email), receive any indication that delivery of the email to the intended recipient has failed.

FOX SPORTS Trade Mark Licence

If delivery or receipt is on a day when commercial premises are not generally open for business in the place of receipt or is later than 4pm (local time) on any day, the notice will be taken to have been given on the next day when commercial premises are generally open for business in the place of receipt.

21.	Severance

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will be ineffective in that jurisdiction to the extent of the prohibition or unenforceability. That will not invalidate the remaining provisions of this Agreement nor affect the validity or enforceability of that provision in any other jurisdiction.

22.	Entire Agreement

This Agreement and the documents referred to herein contain the entire agreement of the parties with respect to their subject matter. They set out the only conduct, representations, warranties, covenants, agreements or understandings (collectively Conduct) relied on by the parties and supersede all earlier Conduct by or between the parties in connection with their subject matter. None of the parties has relied on or is relying on any other conduct in entering into this Agreement and completing the transactions contemplated by it. None of the terms in this Agreement can be waived or modified except by an express written agreement signed by all parties.

23.	Governing Law

This Agreement is governed by the laws of New York. Each party submits to the jurisdiction of courts exercising jurisdiction there, and waives any right to claim that those courts are an inconvenient forum.

24.	Further Assurances

At the reasonable request of another party, each party must do anything necessary (including executing agreements and documents) to give full effect to this Agreement and the transactions contemplated by it.

25.	Counterparts

This Agreement may be executed in any number of counterparts. All counterparts together will be taken to constitute one instrument.

FOX SPORTS Trade Mark Licence

Schedule 1

Licensed Marks

Part 1A: Trade mark registrations and applications

Registration/ application No	Class(es)	Mark

721108	38, 41	FOX SPORTS

810728	9, 16, 25, 38, 41	FOX SPORTS AUSTRALIA

810729	9, 16, 25, 38, 41

810730	9, 16, 25, 38, 41

969873	9

969875	16

969877	25

969879	28

FOX SPORTS Trade Mark Licence

Registration/ application No	Class(es)	Mark

969880	38

969881	41

969882	9, 14, 16, 18, 21, 24, 25, 28, 38, 41

1320005	9, 16, 18, 25, 28, 35, 38, 41, 42, 45

1320007	38, 41

1320009	38, 41

1320012	38, 41

1320014	9, 38, 41

1320016	38, 41

1320042	38, 41

FOX SPORTS Trade Mark Licence

Registration/ application No	Class(es)	Mark

1320044	35, 38, 41

1320046	35, 38, 41, 42

1320048	35, 38, 39, 41

1320049	35, 38, 41, 42

1320051	28, 38, 41

1320064	38, 41

FOX SPORTS Trade Mark Licence

Part 1B: unregistered Licensed Marks

FOX SPORTS Trade Mark Licence

FOX SPORTS Trade Mark Licence

FOX SPORTS Trade Mark Licence

FOX SPORTS Trade Mark Licence

FOX SPORTS Trade Mark Licence

FOX SPORTS Trade Mark Licence

FOX SPORTS Trade Mark Licence

FOX SPORTS Trade Mark Licence

FOX SPORTS Trade Mark Licence

FOX SPORTS Trade Mark Licence

FOX SPORTS Trade Mark Licence

Part 2

Derivative Marks

NOTE: The Licensor takes no responsibility for the use by Licensee of any third party trade mark as a component of a Derivative Mark (clause 3.2).

FOX SPORTS AUSTRALIA

FOX SPORTS AUSTRALIA’S SPORTS LEADER

FOX SPORTS NEWS

FOX SPORTS NEWS TV

FOX SPORTS TV

FOX SPORTS 1

FOR SPORTS 1 HD

FOX SPORTS ONE

FOX SPORTS THE ONE

FOX 1 SPORTS

FOX SPORTS 2

FOX SPORTS 2 HD

FOX SPORTS TWO

FOX 2 SPORTS

FOX SPORTS 3

FOX SPORTS 3 HD

FOX SPORTS THREE

FOX 3 SPORTS

FOX SPORTS 4

FOX SPORTS 4 HD

FOX SPORTS FOUR

FOX 4 SPORTS

FOX SPORTS LIVE

FOX SPORTS LIVE IN HD

FIRST ON FOX SPORTS

FIRST ON FOX SPORTS NEWS

FOX SPORTS RUGBY

FOX SPORTS RUGBY HQ

FOX SPORTS CRICKET

FOX SPORTS LEAGUE

FOX SPORTS Trade Mark Licence

FOX SPORTS FOOTBALL

FOX SPORTS TENNIS

FOX SPORTS GOLF

FOX SPORTS SWIMMING

FOX SPORTS BASKETBALL

FOX SPORTS MOTORSPORTS

FOX SPORTS BOXING

FOX SPORTS RACING

FOX SPORTS SHOP

FOX SPORTS STATS

FOX SPORTS RADIO

FOX SPORTS ACTIVE

FOX SPORTS NEWS ACTIVE

FOX SPORTS DIGITAL

FOX SPORTS HD

FOX SPORTS PLUS

FOX SPORTS PLUS 1

FOX SPORTS PLUS 2

FOX SPORTS PLUS 3

FOX SPORTS PLUS 4

FOX SPORTS +

FOX SPORTS EXTRA

FOX SPORTS TRAVEL

FOX SPORTS MOBILE

FOX SPORTS NET

FOX SPORTS BET

FOX SPORTS MAIL

FOX SPORTS SPORTSMAIL

FOX SPORTS PLAY

FOX SPORTS VIEW

FOX SPORTS MUSIC

FOX SPORTS FILMS

FOX SPORTS VENUES

FOX SPORTS LOCAL

FOX SPORTS Trade Mark Licence

FOX SPORTS FANTASY

FOX SPORTS FANTASY SPORTS

FOX SPORTS TIPPING

FOX SPORTS TIPPING CENTRAL

FOX SPORTS CREW

FOX SPORTS SPEED

FOX SPORTS ON DEMAND

FOX SPORTS BY DEMAND

FOX SPORTS ON

FOX SPORTS ONLINE

FOX SPORTS NOW

FOX SPORTS PPV

FOX SPORTS FITNESS

FOX SPORTS COMMUNITY

FOX SPORTS GOLD

FOX SPORTS WORLD

FOX SPORTS SOCIAL

FOX SPORTS CENTRAL

FOX SPORTS NRL CENTRAL

FOX SPORTS HQ

FOX SPORTS STUDIOS

FOX SPORTS SPEED TV

FOX SPORTS FUEL

FOX SPORTS FUEL TV

FOX SPORTS FUEL TV LIVE

FOX SPORTS VIDEO

FOX SPORTS MATCH CENTRE

FOX SPORTS SCORE CENTRE

FOX SPORTS PULSE

FOX SPORTS VIEWERS CHOICE

FOX SPORTS INFO

POWERED BY FOX SPORTS

SPORTS PLAY POWERED BY FOX SPORTS

FOOTY PLAY POWERED BY FOX SPORTS

FOX SPORTS Trade Mark Licence

FOXSPORTS.COM.AU

FOX SPORTS SUPER SATURDAY

FOX SPORTS SUNDAY NIGHT FOOTBALL

FOX SPORTS MONDAY NIGHT FOOTBALL

FOX SPORTS SUPERCOACH

FOX SPORTS COACH

FOX SPORTS COACH+

FOX SPORTS HEROES

FOX SPORTS ANALYSER

FOX SPORTS ANALYST

Part 3

Domain Names

foxsport.com.au

foxsports.com.au

foxsports-crew.com.au

foxsportscrew.com.au

foxsportscrews.com.au

foxsportsnews.com.au

foxsportsshop.com.au

foxsportsstats.com.au

foxsportsvenues.com.au

foxsportspulse.com.au

FOX SPORTS Trade Mark Licence

Schedule 2

Trade Mark legend

Where reasonably practicable having regard to space constraints:

If the Licensed Mark is not registered:	[trade mark]™ and, space permitting: used under licence in [Australia/New Zealand] by Fox Sports Australia Pty Limited

If the Licensed Mark is registered:	[trade mark]® and, space permitting: used under licence in [Australia/New Zealand] by Fox Sports Australia Pty Limited

FOX SPORTS Trade Mark Licence

Schedule 3

Guidelines for use of Licensed Marks

•	The marks should always be highlighted in literature and advertising to draw attention to their special status as trade marks.

•	Use of the marks should be uniform and consistent.

•	Unless otherwise approved by the Licensor, the marks should only be used as adjectives and not as nouns, verbs or descriptions of the goods or services to which they relate.

•	The marks should never be pluralised.

•	The market place should be carefully and continuously monitored to identify any unauthorised use or misuse of the marks.

FOX SPORTS Trade Mark Licence

Executed in California, USA and NSW, Australia

Signed for Twentieth Century Fox Film Corporation by its authorised representative in the presence of:	/s/ Tina M. Pompey
Authorised Representative Signature

/s/ Beth Allegretti	Tina M. Pompey
Witness Signature	Print Name

Beth Allegretti	Assistant Secretary
Print Name	Position

FOX SPORTS Trade Mark Licence

Executed in accordance with section 127 of the Corporations Act 2001 by Fox Sports Australia Pty Limited:

/s/ Ian Philip	/s/ Stephen Rue
Director Signature	Director/Secretary Signature

Ian Philip	Stephen Rue
Print Name	Print Name

Executed in accordance with section 127 of the Corporations Act 2001 by Fox Sports Investments Australia Pty Limited:

/s/ Ian Philip	/s/ Stephen Rue
Director Signature	Director/Secretary Signature

Ian Philip	Stephen Rue
Print Name	Print Name

Page 48